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                                  EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 21, 2000, except as to Note 15, which is as of October 9, 2000, relating to the consolidated financial statements of Pumatech, Inc., formerly Puma Technology, Inc., which appears in the Current Report on Form 8-K dated October 17, 2000 and in the 2000 Annual Report to Stockholders of Pumatech, Inc., which is incorporated by reference in the Annual Report on Form 10-K of Pumatech, Inc. for the year ended July 31, 2000. We also consent to the incorporation by reference of our report dated August 21, 2000 relating to the financial statement schedule, which appears in the Form 10-K of Pumatech, Inc. for the year ended July 31, 2000.

PRICEWATERHOUSECOOPERS LLP

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 6, 2001